Exhibit 3.2

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CONVERSION OF A NEVADA CORPORATION UNDER THE NAME OF “ZAGG INC” TO A DELAWARE CORPORATION, FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF JUNE, A.D. 2016, AT 4:12 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

6067611 8100F	Authentication: 202483973
SR# 20164433859	Date: 06-13-16

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 04:12 PM 06/13/2016 FILED 04:12 PM 06/13/2016 SR 20164433859 - File Number 6067611

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A NON-DELAWARE CORPORATION

TO A DELAWARE CORPORATION

PURSUANT TO SECTION 265 FOR THE

DELAWARE GENERAL CORPORATION LAW

1. The jurisdiction where the Non-Delaware Corporation first formed is the State of Nevada.

2. The jurisdiction immediately prior to filing this Certificate is the State of Nevada.

3. The date the Non-Delaware Corporation first formed is April 2, 2004.

4. The name of the Non-Delaware Corporation immediately prior to filing this Certificate is "ZAGG Inc".

5. The name of the Corporation as set forth in the Certificate of Incorporation is "ZAGG Inc".

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Non-Delaware Corporation has executed this Certificate on the 10th day of June, 2016.

ZAGG Inc

By:	/s/ Randall L. Hales
Name:	Randall L. Hales
Title:	President & Chief Executive Officer